Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2010, relating to the financial statements of Magellan Petroleum Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Magellan Petroleum Corporation and subsidiaries for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

December 14, 2010